NEXCEN BRANDS TO ACQUIRE BILL BLASS

Classic apparel brand to become first designer name in portfolio

New York, N.Y. December 20, 2006 -- NexCen Brands, Inc. (“NexCen” or the “Company”) (NASDAQ: NEXC) is pleased to announce today that it has entered into a definitive agreement to acquire the Bill Blass Holding Co., Inc. (“Blass”), a designer apparel company known for its classic and timeless American style for both men and women. This acquisition will also include two subsidiaries owned by Blass, Bill Blass Licensing Co., Inc. and Bill Blass International LLC. In addition, the Company has entered into a license agreement for men’s and women’s denim with Designer Licensing Holdings, LLC (“DLH”), effective upon closing of the transaction. An affiliate of DLH will also acquire a 10% minority interest in the Company’s Bill Blass trademark subsidiary.

Robert W. D’Loren, NexCen’s President and Chief Executive Officer, stated: “Bill Blass is a lifestyle brand that represents the best of timeless and classic American design.” He noted further, “We could not think of a more suitable brand for our portfolio that we expect will be a fashion icon for years to come.” “This acquisition is an exciting opportunity for NexCen,” Mr. D’Loren said in closing.

“This is a mutually beneficial opportunity for Blass and for our couture designer, Michael Vollbracht,” said Michael Groveman, President and CEO of Blass. “We’ve spent years working with Bob D’Loren and look forward to working with him at NexCen. We anticipate a very successful endeavor, and one that will help to further enhance the Bill Blass brand,” Mr. Groveman said.

Haresh Tharani, Chairman of Blass stated that he was very pleased with the transaction and the opportunity to become a shareholder in NexCen. Tharani, who is also Chairman of the Tharanco Group and Resource Club, LTD, stated that as part of this transaction DLH will be assuming the license for denim products and will start shipping as of fall 2007. Resource will continue to ship product until that time.

Mr. Groveman and Mr. Vollbracht will continue to be involved in Bill Blass Limited, the Blass couture business.

NexCen will pay $54.6 million at closing through a combination of cash and the issuance of NexCen common stock. The stock component is 28% or $15.5 million of the initial purchase price. NexCen also agreed to an earn-out arrangement that will entitle the sellers to receive an additional amount of up to $16.2 million of cash or stock for a potential total aggregate payment of $70.8 million including the consideration paid at closing. The additional amount will be paid if gross royalties generated by the Bill Blass trademark for the trailing 12 month period ending December 31, 2007 meet certain performance targets. NexCen anticipates that the brand will generate approximately $10 million of royalty revenue and approximately $.07 per share of incremental EPS in 2007. The transaction is expected to close in January 2007.

Conference Call

The Company will host a conference call to discuss this acquisition on December 20, 2006 at 4:30 p.m. EST. Interested parties may access the call at www.nexcenbrands.com or by telephone at 800-967-7184. Please ask for confirmation code 4603434. Replay of this call will be available until January 19, 2007, by calling 888-203-1112 or 719-457-0820, access code 4603434.

The sellers were represented by MMG and NexCen Brands was represented by UCC Capital Corporation.

About the Companies

NexCen Brands, Inc. is the premier 21st century brand acquisition and management company focused on assembling a diversified portfolio of intellectual property (IP) centric companies operating in the consumer branded products and franchise industries.

Bill Blass defines timeless American style. Founded by William Ralph Blass in the 1970’s, Bill Blass from its inception offered women modern, sophisticated, tailored clothing. The company’s reputation was built on elegant designs executed in the finest fabrics. The company remains true to its design heritage by favoring the always fashionable over the fleetingly trendy, acquiring a dedicated following of the world’s most stylish women and making Bill Blass an internationally recognized brand.

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, expectations for the performance of Blass and NexCen's ability to complete the acquisition of Blass. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing the new IP strategy, (2) we may not complete the acquisition of Blass on the negotiated terms or at all, (3) we may not be able to realize value from our accumulated tax loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both, (4) we may not be able to acquire IP or IP centric companies or finance or exploit them on terms that are acceptable to the Company, (5) we are likely to face substantial competition in seeking to acquire and market desirable IP and IP centric companies, and competitors may have substantially greater resources than we do, (6) we may not be successful in operating or expanding Blass or integrating it into our IP business strategy, (7) risks associated with marketing and licensing our acquired trademarks and with successfully developing and marketing new products particularly in light of rapidly changing fashion trends, (8) risks associated with the ability of licensees to successfully market and sell branded products, competition and (9) other factors discussed in our filings with the Securities and Exchange Commission. The financial performance targets that must be achieved for the sellers of Blass to be entitled to receive additional consideration under the earn-out arrangement discussed above are not a prediction of future financial performance. NexCen undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information on this transaction, or NexCen please visit our website at www.nexcenbrands.com or contact:

Media Relations:

Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net

Investor Relations:

David B. Meister
NexCen Brands, Inc.
(212) 277 - 1119
investor_relations@nexcenbrands.com